Paul R. Wainman Joins Board of Directors of ImmuCell Corporation

PORTLAND, ME -- (Marketwired - March 20, 2014) - ImmuCell Corporation (NASDAQ: ICCC) today announced that Mr. Paul R. Wainman has been appointed to its Board of Directors effective March 31, 2014.

Mr. Wainman is President of Kleinfeld Paper of Billerica, MA. He will serve as Chair of the Audit Committee of the Board of Directors. Based on his training in financial management, he qualifies as a "financial expert" in accordance with SEC regulations.

"I am looking forward to working with Paul and benefitting from his experience and financial expertise to help us grow our business," commented Michael F. Brigham, President and CEO. "We are fortunate to be able to add him to our team."

"I am impressed by what ImmuCell has achieved to-date, and I look forward to being a part of its development and growth plans," commented Mr. Wainman.

About ImmuCell: ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770 Ext. 3106